Privileged and Confidential

Board of Directors
Aquila, Inc.
1100 Walnut Street, Suite 330
Kansas City, MO 64106
Attention: Board of Directors

Gentlemen:

    Our Board of Directors has determined not to proceed with the previously announced spin-off of UtiliCorp's interest in Aquila. This decision was based upon a variety of factors, including recent significant changes in the merchant energy sector and the general economy, and the impact of these changes on the capital markets and our experience in operating Aquila on a more stand-alone basis. At the same time, the Board has authorized us to make an exchange offer pursuant to which the public shareholders of Aquila will be offered .6896 shares of common stock of UtiliCorp in a tax-free exchange for each outstanding share of Aquila's Class A common stock. Based on the $30.00 closing price of our shares on November 6, 2001, our offer represents a value of approximately $20.69 per Class A share and a 15% premium to the closing price of the Class A shares on that date.

    We believe that our offer should be well received by your shareholders. As noted, it represents a meaningful premium to your market price. Furthermore, your shareholders will continue to participate in the growth of Aquila through their ownership interest in UtiliCorp. Finally, we at UtiliCorp believe that our long-term prospects are exciting.

    Because each of you is affiliated with UtiliCorp, we are not asking that you approve our proposed exchange offer. Rather, the offer will be structured so that it will, in effect, be subject to the approval of your Class A shareholders.

    First, our exchange offer will be subject to a condition that at least a majority of the Class A shares are tendered into our offer. We cannot waive this condition. Other conditions to the offer will be customary.

    Second, we will commit to effect a "short-form" merger of your Company with a subsidiary of UtiliCorp promptly after the successful completion of our exchange offer. In this merger, each Class A share will be converted (subject to the exercise of appraisal rights) into the same number of shares of our common stock as are paid in the exchange offer. This commitment too, will be unconditional except for there being no order prohibiting the merger.

    We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer as soon as practicable.

    I enclose a copy of the press release that has been issued today.

Sincerely,
/s/ RICHARD C. GREEN, JR. Richard C. Green, Jr. Chairman of the Board and Chief Executive Officer